Exhibit 2

AMENDED AND RESTATED

VOTING TRUST AGREEMENT

AMENDED AND RESTATED VOTING TRUST AGREEMENT made at Newtown, Pennsylvania, as of April 1, 2004, among ICT Group Inc., a Pennsylvania corporation (hereinafter called the “Company”) and John J. Brennan (“JBrennan”) and Donald P. Brennan (“DBrennan”) and any other Shareholders of the Company who now or hereafter become parties hereto (hereinafter called the “Shareholders”), with JBrennan and DBrennan in such persons’ capacity as voting trustees hereunder, together with any additional or successor trustees (hereinafter being collectively called the “Trustees”).

W I T N E S S E T H:

WHEREAS, the Shareholders and the Company are parties to a Shareholders’ Agreement dated as of October 16, 2000 (the “Shareholders’ Agreement”); and

WHEREAS, JBrennan and DBrennan, as Trustees and as the only Shareholders who as of the date hereof are beneficial owners hereunder, and the Company, as the sole parties hereto, believe it is desirable to further amend and restate the Voting Trust Agreement dated February 2, 1996, as previously amended and restated as of October 16, 2000, in the manner set forth herein; and

WHEREAS the Trustees have consented to continue to act under this Agreement as so amended and restated for the purposes herein provided,

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby amend and restate this Voting Trust Agreement as follows:

1. Voting Trust Agreement. Copies of this Agreement, and of every agreement supplemental hereto or amendatory hereof, shall be kept on file in the principal office of the Company and shall be open to the inspection of any stockholder of the Company, daily during business hours. All voting trust certificates issued as hereinafter provided shall be issued, received, and held subject to all the terms of this Agreement. Every person, firm, corporation or other entity entitled to receive voting trust certificates representing shares of the Company’s voting stock, and their transferees and assigns, upon accepting the voting trust certificates issued hereunder, shall be bound by the provisions of this Agreement.

2. Transfer of Shares to Trustees.

(a) The Trustees shall hold shares of the Company transferred to them as Trustees hereunder and shall be vested, as Trustees of an active trust, with the right to vote and act and to exercise other rights pertaining to such shares, as and to the extent, and upon the terms and conditions and for the period set forth in this Agreement. Additional voting shares of the Company or shares of voting stock of another corporation may be transferred to the Trustees from time to time in accordance with the provisions of the Shareholders’ Agreement or otherwise, and the Trustees shall accept and hold any such shares so transferred in accordance with the provisions hereof. No shares shall be deposited hereunder except shares having general voting powers, as provided in the Articles of Incorporation of the Company or such other corporation the stock of which is held hereunder. All such share certificates shall be endorsed, or accompanied by such instruments of transfer, as to enable the Trustees to cause such shares to be transferred into the name of the Trustees, as hereinafter provided. On receipt by the Trustees of the certificates for any such shares and the transfer of the same into the names of the Trustees, the Trustees shall hold the same subject to the terms of this Agreement, and shall thereupon issue and deliver to the Shareholder voting trust certificates for the shares so deposited. Except as hereinafter provided, any shares transferred to the Trustees to be held hereunder shall be held and administered hereunder until the termination of the Voting Trust pursuant to paragraph 12 hereof or the execution of a deed of termination with respect to any such shares pursuant to subparagraph 12(a)(1) hereof. If the Trustees receive and hold shares of a corporation other than the Company, the Trustees shall issue a separate class of voting trust certificates to represent the beneficial ownership of such shares and the rights of the holders of such class of certificates shall, with respect to the shares represented by such certificates, be the same as those of holders of certificates representing shares of the Company, except to the extent the rights of holders of certificates representing shares of the Company are affected by the Shareholders’ Agreement. At any time the Trustees hold stock of a corporation other than the Company pursuant to the provisions hereof, the term “Company” herein shall also be deemed to refer to such other corporation, considered as a separate entity.

(b) All certificates for shares of the Company or of another corporation transferred and delivered to the Trustees pursuant to this Agreement shall be surrendered by the Trustees to the Company or such other corporation and cancelled, and new certificates therefor shall be issued to and held by the Trustees in the names of “John J. Brennan and Donald P. Brennan [and the name of any Limited Voting Trustee or the names of any successor Trustees], as Voting Trustees”.

3. Voting Trust Certificates. The Trustees shall maintain a voting trust certificate register in which each holder of a voting trust certificate issued under this Agreement, and the number of shares represented by each voting trust certificate will be identified. The voting trust certificates shall be in the form attached hereto as Exhibit A (and shall include any appropriate legends required by Section 14 of this Agreement). Voting trust certificates previously issued pursuant to the Voting Trust Agreement prior to this amendment and restatement shall be deemed to comply with this paragraph provided that upon a transfer of any such voting trust certificate, the new voting trust certificate issued to the transferee pursuant to paragraph 4 below shall be issued in the form attached hereto as Exhibit A.

4. Transfer of Certificates.

(a) The voting trust certificates, if and to the extent transferable under applicable securities law or under any agreement restricting transferability including, without limitation, the Shareholders’ Agreement, shall be transferable at the principal office of the Company (and at such other office as the Trustees may designate by an instrument in writing signed by the Trustees and sent by mail to the registered holders of voting trust certificates), on the books of the Trustees, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustees, subject to the provisions set forth in this Section below. If a transfer of voting trust certificates is so permitted, the holder shall notify the Trustees of the details of such transfer, including the name, address and social security number of the transferee and number of shares as to which the beneficial interest is being transferred, and shall surrender to the Trustees the voting trust certificate or certificates representing such shares, properly endorsed for transfer, and the Trustees shall, upon receipt of such notice and voting trust certificate(s), transfer the voting trust certificates on the voting trust certificate registry and issue a new voting trust certificate to the transferee. Until so transferred, the Trustees may treat the record holders of voting trust certificates as the owners of said voting trust certificates for all purposes whatsoever. As a condition to making any transfer or delivery of voting trust certificates, the Trustees may require compliance by the transferee with any applicable federal or state statute and the payment of a sum sufficient to pay for any stamp tax or other governmental charge in connection therewith. Except as provided in subparagraph 4(b) below, no transfer of voting trust certificates shall cause the shares represented by such certificate or certificates to be distributable to the transferee by the Trustees or otherwise cause the provisions of this Agreement to cease to apply to such shares. Any transferee, by accepting a transfer of a voting trust certificate, does hereby consent to be bound by the terms of this Agreement, and upon becoming a holder of voting trust certificates shall be deemed to be a party hereto as though an original signatory hereto.

(b) After a transfer of a voting trust certificate pursuant to the Shareholders’ Agreement to any person other than an Original Shareholder, a Permitted Donee of an Original Shareholder or the Company, the Trustees shall deliver the shares represented by such voting trust certificate(s) to the transferee upon surrender of such transferred voting trust certificates:

(c) If a voting trust certificate is lost, stolen, mutilated, or destroyed, the holder thereof shall promptly notify the Trustees and the Trustees, in the Trustees’ discretion, may issue to such holder a duplicate of such certificate upon receipt of: (1) evidence of such fact satisfactory to the Trustees; (2) indemnity satisfactory to the Trustees (whether bond or otherwise in such form or amount and with such surety as the Trustees may require to indemnify the Trustees against loss or liability that might arise due to the issuance of such new voting trust certificate); (3) the existing certificate, if mutilated; and (4) the reasonable fees and expenses of the Trustees in connection with the issuance of a new trust certificate. The Trustees shall not be required to recognize any transfer of a voting trust certificate not made in accordance with the provisions hereof, unless the person claiming such ownership shall have produced indicia of title satisfactory to the Trustees, and shall in addition deposit with the Trustees indemnity satisfactory to the Trustees.

5. Termination Procedure.

(a) Subject to the provisions of Section 12, upon the termination of this Agreement at any time, as hereinafter provided, the Trustees, at such time as the Trustees may choose during the period commencing twenty (20) days before and ending twenty (20) days after such termination, shall mail written notice of such termination to the registered owners of the voting trust certificates, at the addresses appearing on the transfer books of the Trustees. After the date specified in any such notice (which shall be no later than thirty (30) days after such termination), the voting trust certificates shall cease to have any effect, and the holders of such voting trust certificates shall have no further rights under this Agreement other than to receive certificates for shares of the Company or other property distributable under the terms hereof upon the surrender of such voting trust certificates.

(b) Within thirty (30) days after the termination of this Agreement, the Trustees shall deliver, to the registered holders of all voting trust certificates, certificates for the number of shares represented thereby (and other property then held hereunder), upon the surrender thereof properly endorsed, such delivery to be made in each case at the office of the Company.

(c) At any time subsequent to the termination of this Agreement and prior to thirty (30) days after such termination, the Trustees may deposit with the Company share certificates representing the number of shares (and other property) represented by the voting trust certificates then outstanding, with authority in writing to the Company to deliver such share certificates (and other property) in exchange for voting trust certificates representing a like number of shares and for the Company to call upon and require all holders of voting trust certificates to so surrender them; and upon such deposit all further liability of the Trustees for the delivery of such share certificates and the delivery or payment of dividends upon surrender of the voting trust certificates shall cease, and the Trustees shall not be required to take any further action hereunder.

6. Dividends.

(a) Until the termination of this Agreement pursuant to the terms of Section 12, the holder of each voting trust certificate shall be entitled to receive from the Trustees payments equal to the cash dividends, if any, received by the Trustees upon the shares represented by each such voting trust certificate registered in the name of such holder in the voting trust certificate register. If any dividend in respect of the shares deposited with the Trustees is paid, in whole or in part, in voting shares of the Company, the Trustees shall likewise hold, subject to the terms of this Agreement, the certificates for such voting shares which are received by the Trustees on account of such dividend, and the holder of each voting trust certificate representing shares on which such stock dividend has been paid shall be entitled to receive a voting trust certificate for the number of shares received as such dividend. Holders entitled to receive the dividends described above shall be those registered as such on the transfer books of the Trustees at the close of business on the day fixed by the Company for the taking of a record to determine those holders of its shares of stock entitled to receive such dividends.

(b) Except as otherwise provided in Section 12, if any dividend in respect of the shares deposited with the Trustees is paid other than in cash or in voting shares, then the Trustees shall distribute the same among the holders of voting trust certificates registered as such at the close of business on the day fixed by the Trustees for taking a record to determine the holders of voting trust certificates entitled to receive such distribution. Such distribution shall be made to such holders of voting trust certificates ratably, in accordance with the number of shares represented by their respective voting trust certificates in respect of which such distribution was paid.

(c) In lieu of receiving dividends upon the shares which are payable in cash and/or property other than voting shares and paying the same to the holders of voting trust certificates pursuant to the provisions of this Agreement, the Trustees may instruct the Company in writing to pay such dividends to the holders of the voting trust certificates. Upon receipt of such written instructions, the Company shall pay such dividends directly to the holders of the voting trust certificates. Upon such instructions being given by the Trustees to the Company, and until revoked by the Trustees, all liability of the Trustees with respect to such dividends shall cease. The Trustees may at any time revoke such instructions and by written notice to the Company direct it to make such dividend payments to the Trustees.

7. Subscription Rights. In case any stock or other securities of the Company are offered for subscription to the holders of shares deposited hereunder, the Trustees, promptly upon receipt of notice of such offer, shall mail a copy thereof to each of the holders of the voting trust certificates. Upon receipt by the Trustees, at least five (5) days prior to the last day fixed by the Company for subscription and payment, of a request from any such registered holder of voting trust certificates to subscribe in such holder’s behalf, accompanied with the sum of money required to pay for such stock or securities (not in excess of the amount subject to subscription in respect to the shares represented by the voting trust certificate held by such certificate holder), the Trustees shall make such subscription and payment, and upon receiving from the Company the certificates for shares or securities so subscribed for, shall issue to such holder a voting trust certificate in respect of voting shares so received and shall mail or deliver such other stock or securities to the certificate holder in whose behalf the subscription was made, or may instruct the Company to make delivery directly to the certificate holder entitled thereto. In case any reduction of the voting shares of the Company shall have been duly authorized, the Trustees are hereby authorized to make such surrender of shares of the Company held by the Trustees hereunder, pro-rata on behalf of all holders of voting trust certificates, as may be required under the terms pursuant to which such reduction is to be effected, and to receive and hold any and all voting shares of the Company issued in exchange for such surrendered shares and to distribute any cash or property other than voting shares received in exchange for such surrendered shares to the certificate holders entitled thereto. Following any such action, the voting trust certificates issued and outstanding pursuant hereto shall be deemed to represent a proportionately reduced number of shares.

8. Dissolution of Company. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Trustees shall receive the moneys, securities, rights, or property to which the holders of shares deposited hereunder are entitled, and shall timely distribute the same among the registered holders of voting trust certificates in proportion to their interests, as shown by the books of the Trustees, or the Trustees may in the Trustees’ discretion deposit such moneys, securities, rights, or property with any bank as the Trustees may select, with authority and instructions to distribute the same as above, provided that the Trustees shall continue-to hold the shares of any corporation as to which the Trustees then hold hereunder (including by reason of receipt from the Company upon such liquidation or dissolution) more than fifty percent (50%) of the aggregate voting stock in accordance with the provisions hereof as if such shares were voting shares of the Company.

9. Merger or Consolidation. Except as otherwise provided in Section 12 hereof, in the event the Company is merged into or consolidated with another corporation or shares of the Company are exchanged for shares of another corporation (including in connection with a reorganization of the Company), the Trustees shall receive and hold, as Trustees hereunder, any stock of such successor or other corporation received on account of the ownership of shares of the Company held hereunder prior to such merger, consolidation or exchange, provided that the Trustees shall distribute to the certificate holders entitled thereto the stock of the Company or of another corporation at such time as the ownership by the Trustees hereunder of stock of the Company or such other corporation is not greater than fifty percent (50%) of the voting stock thereof.

10. Rights of Trustees.

(a) Until the actual delivery to the holders of voting trust certificates issued hereunder of stock certificates in exchange therefor, and until the surrender of the voting trust certificates for cancellation, the Trustees shall possess and have the exclusive right, except as otherwise expressly provided in this Agreement or the Shareholders’ Agreement, to exercise, in person or by nominees or proxies of the Trustees, all Shareholders’ voting rights and powers in respect to all shares deposited hereunder, for any and every purpose, and to take part in or consent to any corporate or stockholders’ action of any kind whatsoever, as absolute owner of such shares. The Shareholders have hereby assigned to Trustees all voting rights that they otherwise might have had arising out of any ownership of the shares, whether by operation of law or agreement. The right to vote shall include the right to vote for or against or to abstain with respect to the election of directors, and in favor of or against or to abstain with respect to any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of shareholders of the Company. Without limiting such general right, it is understood that such action or proceeding may include, upon terms satisfactory to the Trustees or to their nominees or proxies thereto appointed by the Trustees, mortgaging, creating a security interest in, and pledging of all or any part of the property of the Company, the lease or sale of all or any part of the property of the Company, for cash, securities, or other property, and the dissolution of the Company, or the consolidation, merger, reorganization, or recapitalization of the Company. It is further understood that: (i) action by the Trustees in voting or not voting stock deposited hereunder in instances where there are shareholders’ statutory rights of appraisal may effectively waive or terminate any such rights as to the shares represented thereby, and (ii) the Trustees, in taking part in, or consenting to, any corporate or stockholders’ action, as provided in this subparagraph, may enter into any agreements and take such actions which, in the determination of the Trustees, are reasonable, including, but not limited to, agreements which provide representations, warranties and covenants on behalf of Shareholders who are subject to this Voting Trust and provisions relating to indemnification for breach of such representations. Should there be any such agreements or provisions of the type referred to in (ii) above, the term of this Agreement shall be extended to cover whatever period of time is necessary for the Voting Trustees to carry out the functions of the Trustees (such as contesting or settling claims; receiving and distributing proceeds and interest on behalf of the Shareholders, and any others) arising therefrom.

(b) In voting the shares held by the Trustees hereunder either in person or by nominees or proxies, each Trustee shall exercise the Trustee’s best judgment to exercise the vote of the Trustee with respect to suitable directors and officers of the Company (which may include the Trustees), or to the adequacy of any consideration to be received by the Company and its shareholders, and shall otherwise, insofar as the Trustees may be a shareholder of the Company, take such part or action in respect to the management of its affairs as the Trustees may deem necessary to the end that the Trustees may be advised on the affairs of the Company and the management thereof; and in voting upon any matters that may come before the Trustees at any stockholders’ meeting, the Trustees shall exercise like judgment, but the Trustees shall not be personally responsible with respect to any action taken pursuant to the vote of the Trustees so cast in any matter or act committed or omitted to be done under this Agreement, provided such commission or omission does not amount to willful misconduct or gross negligence on the part of the Trustees, and provided further that the Trustees at all times exercise good faith in such matters. In addition, the Shareholders, jointly and severally, agree to indemnify and hold the Trustees harmless from any and all liabilities resulting from actions taken pursuant to this Agreement, except only for acts which constitute gross negligence or willful misconduct on the part of the Trustees. In the exercise of any and all of the rights of the Trustees under this Agreement, the Trustees may choose at any time to waive any such exercise, without the consent of any other party.

(c) Unless otherwise agreed to by the Trustees, action by the Trustees shall be taken at a meeting of Trustees. Meetings of the Trustees shall be held whenever ordered by a majority of the Trustees or, if there is an equal number of Trustees at any time, by-one-half of the Trustees. Written notice stating the place and time of any meeting of the Trustees shall be sufficient if given at least one day in advance of the time fixed for the meeting. Notice shall be given by hand delivery, first class mail, a nationally recognized courier service or United States Express Mail, or by facsimile, receipt confirmed. Notice shall be deemed to have been given (i) if delivered by hand, when delivered at the address appearing in the records of the Trust or supplied by such recipient to the Trustees for the purpose of notice, (ii) if sent by first class mail, seven days after such mailing to the address appearing in the records of the Trust or supplied by such recipient to the Trustees for the purpose of notice, (iii) if sent by nationally recognized overnight courier service or by United States Express Mail, on the second following business day after delivery to such service or such mailing and (iv) if given by facsimile, when such facsimile is transmitted to the facsimile number appearing in the records of the Trust or supplied by such recipient to the

Trustees for the purpose of notice and the appropriate answer back or confirmation is received. Any Trustee may participate in any meeting of the Trustees, be counted for the purpose of determining a quorum thereof and exercise all rights and privileges to which such Trustee might be entitled were he or she personally in attendance, including the right to vote, or any other rights attendant to presence in person at such meeting, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except as otherwise provided in paragraph 11 below, a majority of the Trustees shall be necessary to constitute a quorum for the transaction of business and all acts of the Trustees under this Voting Trust Agreement must be by unanimous consent.

11. Trustees and Successor Trustees.

(a) Any Trustee (and successor Trustees) may at any time resign by mailing to the registered holders of voting trust certificates a written resignation, to take effect ten (10) days thereafter or upon the prior acceptance thereof, provided that the resignation of a sole Trustee shall be effective only upon the acceptance of Trusteeship by a successor Trustee.

(b) At all times while the Trustees shall hold shares represented by Voting Trust Certificates owned directly or indirectly by DBrennan or DBrennan Permitted Donees, there shall be a DBrennan Family Trustee. The initial DBrennan Family Trustee shall be DBrennan. Upon the death or resignation of DBrennan as a Trustee hereunder, Eileen Brennan Oakley shall become the DBrennan Family Trustee. If Eileen Brennan Oakley or any successor DBrennan Family Trustee shall fail or cease to act as Trustee hereunder, the next oldest child of DBrennan shall become the DBrennan Family Trustee.

JBrennan may designate by an acknowledged written instrument or by his last Will and Testament duly admitted to probate an individual or a series of individuals to act as his successor as Trustee hereunder upon his death or resignation as Trustee hereunder (or as successor to any such successor Trustee upon such successor Trustee’s death or resignation as Trustee hereunder) or if no such successor to JBrennan is so designated, JBrennan’s wife, Jean M. Brennan, shall act as successor Trustee to JBrennan, or if she shall fail to act as such successor trustee, the personal representative of JBrennan or JBrennan’s Estate, as the case may be, or the nominee of such personal representative shall act as successor Trustee to JBrennan. If Jean M. Brennan shall act as Trustee hereunder, she may designate by an acknowledged written instrument or by her last Will and Testament duly admitted to probate any child of JBrennan to act as her successor as Trustee (or as successor to any such successor Trustee) hereunder upon her death or resignation as Trustee hereunder (or the death or resignation of any such successor Trustee hereunder).

A final adjudication of incompetence of any individual acting as Trustee hereunder giving rise to the appointment of a custodian or other representative shall be deemed to be the resignation of such Trustee.

If at any time there shall be no Trustee hereunder, holders of voting trust certificates representing a majority in interest of all the shares then held hereunder shall appoint a successor Trustee.

(c) After the death or resignation of DBrennan and while JBrennan shall continue to act as Trustee hereunder, the vote of JBrennan shall constitute the unanimous vote of the Trustees under paragraph 10(c) in the event of any disagreement between JBrennan and the DBrennan Family Trustee regarding the voting of any stock held hereunder.

After the death or resignation as Trustee hereunder of both DBrennan and JBrennan and while Jean M. Brennan shall be acting as Trustee hereunder, the vote of Jean M. Brennan shall constitute the unanimous vote of the Trustees under paragraph 10(c) in the event of any disagreement between Jean M. Brennan and the DBrennan Family Trustee regarding the voting of any stock held hereunder with respect to the approval of an agreement which, with the necessary shareholder approval, would result in a Change of Control of the Company. For purposes of this Agreement, a Change of Control of the Company shall mean (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to thirty percent (30%) or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors or where the members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of the surviving corporation or (ii) the sale or other disposition of all or substantially all the assets of the Company.

For purposes of this paragraph (c), if notice of a meeting of Trustees and a description of matters to be voted on by the Trustees at such meeting has been given to the DBrennan Family Trustee not less than ten (10) days prior to the date set for such meeting and the DBrennan Family Trustee shall either fail to attend or participate in the meeting (unless such failure shall be in good faith and due to extenuating circumstances as to which the DBrennan Family Trustee shall have notified the JBrennan Family Trustee prior to the time set for such meeting) or shall fail to vote with respect to any of the matters to be voted on described in such notice, such failure shall be deemed to constitute a disagreement with respect to (i) all such matters described in the notice in the case of the failure of the DBrennan Family Trustee to attend or participate in the meeting or (ii) each matter as to which the DBrennan Family Trustee shall fail to vote if the DBrennan Family Trustee shall otherwise attend or participate in the meeting. If the DBrennan Family Trustee shall fail to attend or participate in the meeting under the circumstances described above, JBrennan or Jean M. Brennan, as the case may be, acting as the JBrennan Family Trustee shall alone constitute a quorum with respect to the vote on any matter described in such notice as to which the vote of such Trustee pursuant to this paragraph (c) would constitute the unanimous vote of the Trustees.

(d) At any time when the only Trustees acting hereunder shall be a DBrennan Family Trustee (other than DBrennan) and a JBrennan Family Trustee (other than JBrennan or Jean M. Brennan), the Trustees shall within thirty (30) days, acting jointly, appoint in writing an Independent Trustee to act as a Co-Trustee with them hereunder. For purposes of this Agreement, an Independent Trustee shall mean a person or entity who or which in the judgment of the Trustees making the appointment of such Independent Trustee (i) is experienced and sophisticated in financial management matters, (ii) has no relationship to the Company (and has had no such relationship within the three years prior to such appointment as Independent Trustee) that may interfere with the independent exercise of such Trustee’s powers hereunder and (iii) is not an immediate family member of either of the Trustees making the appointment of such Independent Trustee. For purposes of the preceding sentence an immediate family member with respect to any person means such person’s spouse, ancestors, descendants, siblings, mothers-in-law, fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and any person who shares such person’s home.

(e) The Trustees (including any Limited Voting Trustee as hereinafter defined) shall vote all shares held hereunder to elect DBrennan as a director of the Company if DBrennan shall have been nominated for such position and shall vote all such shares against the removal of DBrennan as director if he shall then be so serving unless, in either case, (i) DBrennan shall have been adjudicated an incompetent and a custodian or other representative has been appointed, (ii) DBrennan is unable to perform his duties as a director due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other health-related cause for a cumulative period of twenty-six (26) weeks during the one-year period ending on the date set for the relevant vote, or (iii) the acts or omissions of DBrennan with respect to the Company have been finally adjudicated to constitute willful misconduct or gross negligence. This paragraph shall not be applicable if the Trustees (at least one of whom is a DBrennan Family Trustee) shall unanimously (without regard to paragraph 11(c) above) agree.

(f) The rights, powers, and privileges of the Trustees named hereunder (other than any such right, power and privilege granted specifically to a named individual under paragraph 11(c)) shall be possessed by the successor Trustees, with the same effect as though such successors had originally been parties to this Agreement. The word “Trustees”, as used in this Agreement, means the Trustees or any successor Trustees acting hereunder, and shall include both the single and the plural number.

(g) While DBrennan shall be acting as the DBrennan Family Trustee hereunder and there shall be in effect a DBrennan Family Trusts Voting Agreement (as hereinafter defined), the DBrennan Family Trusts Trustee (as hereinafter defined) shall act as the Limited Voting Trustee hereunder. The

Limited Voting Trustee shall be a Trustee the sole right of whom or which hereunder shall be the right to vote for or against or to abstain with respect to the election of directors of the Company. During any period when a Limited Voting Trustee shall be acting hereunder, DBrennan shall be precluded from participating in any decision of the Trustees to vote for or against or to abstain with respect to the election of directors of the Company which decision shall be made by JBrennan and the Limited Voting Trustee acting unanimously. Except as hereinabove provided, during any period when a Limited Voting Trustee shall be acting hereunder, all rights, powers and authorities of the Trustees hereunder (including the right to vote or abstain from voting on any matter other than the election of directors of the Company) shall be exercised exclusively by JBrennan and DBrennan as Trustees hereunder pursuant to the terms of this Agreement as though they were the sole Trustees acting hereunder.

For purposes of this Agreement, a DBrennan Family Trusts Voting Agreement shall mean any agreement between JBrennan and Eileen Brennan Oakley, as Trustee of any one or more of the trusts under The Brennan Family 1996 Trust Agreement dated February 16, 1996 or The Brennan Family 1997 Trust Agreement dated February 14, 1997 (referred to herein collectively as “the Trust Agreements”), pursuant to which JBrennan and the DBrennan Family Trusts Trustee (as hereinafter defined) are obligated to vote Company Shares held in the trust or trusts subject to such DBrennan Family Trusts Voting Agreement for directors of the Company by their unanimous decision during the term of such Agreement.

For purposes of this Agreement, the DBrennan Family Trusts Trustee shall mean at any time the Trustee then acting under the Trust Agreements who pursuant to the terms of such Trust Agreements has the exclusive power to vote all of the shares of Company stock held under both Trust Agreements. The initial DBrennan Family Trusts Trustee shall be Eileen Brennan Oakley.

Upon the earlier to occur of (i) DBrennan ceasing to act as the DBrennan Family Trustee hereunder and (ii) the termination of the DBrennan Family Trusts Voting Agreement, the Limited Voting Trustee shall cease to act hereunder and the provisions of this Agreement (including the provisions relating to successor Trustees under this paragraph 11) shall apply without regard to this subparagraph 11(g).

12. Term.

(a) This Agreement shall continue in effect until December 31, 2080 (subject to extension as hereinafter set forth) but shall terminate at any time upon the first to occur of the following events: (1) the execution and acknowledgment by the Trustees (acting unanimously if more than one) of a deed of termination (which may be as to all or any portion of the shares held hereunder), duly filed in the office of the Company; or (2) a merger or consolidation of the Company with another corporation or a sale or exchange of voting shares of the Company unless immediately after such merger, consolidation or sale or exchange more than fifty percent (50%) of the voting stock of any of the following is held hereunder: (i) the Company, (ii) the surviving corporation in a merger or consolidation in which the Company does not survive, or (iii) in the case of an exchange of stock, the corporation the stock of which is acquired in exchange for voting shares of the Company; or (3) the liquidation or dissolution of the Company unless, immediately after such liquidation or dissolution, more than fifty percent (50%) of the voting stock of another corporation is held hereunder.

(b) At any time within one (1) year prior to the expiration of this Agreement as theretofore extended, the holders of a majority of the voting trust certificates hereunder may, by agreement in writing and with the written consent of the Trustees, extend the duration of this Agreement for an additional period not exceeding ten (10) years. In the event of such extension, the Trustees shall, prior to the time of expiration as hereinabove provided, as originally fixed, or as theretofore extended, as the case may be, file in the principal office of the Company, a copy of such extension agreement, and of the consent thereto, and thereupon the duration of this Agreement shall be extended for the period fixed by such extension agreement, provided, however, that no such extension agreement shall extend the term of this Agreement beyond the maximum period then permitted by applicable law or affect the rights, or obligations of persons not parties thereto.

13. Compensation and Reimbursement of Trustees. The Trustees shall serve without compensation, unless such compensation is authorized by a majority vote of the persons then holding voting trust certificates hereunder, but it is expressly agreed that the Trustees shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel as the Trustees may deem necessary and proper with respect to the Trustees carrying out any of the Trustees’ duties under this Agreement or interpreting or exercising any of the Trustees’ powers under this Agreement. Any such expenses or charges incurred by and due to the Trustees paid by the Company, where the Company deems it appropriate to its interests, may be deducted pro rata from the dividends or other moneys or property received by the Trustees on the stock deposited hereunder. Nothing herein contained shall disqualify the Trustees or successor Trustees, or incapacitate any of them from serving the Company or any of its subsidiaries as officer or director, or in any other capacity, and in any such capacity receiving compensation.

14. Legend. All voting trust certificates issued pursuant to this Agreement shall be marked with the following legend:

“This certificate and the shares represented hereby are held subject to the terms, covenants and conditions of an Amended and Restated Voting Trust Agreement dated as of April 1, 2004 by and among the Company, certain of its Shareholders and John Brennan and Donald Brennan, and such persons’ successors in trust, as Voting Trustees.”

15. Meetings of Holders. The Trustees shall have no duty to hold meetings of holders of voting trust certificates, but the Trustees shall be entitled to do so. Two (2) days written notice of every meeting of holders shall be given and such notice shall state the place, day, hour and purposes of such meeting, but any holder may waive such notice in writing, either before, during or after the meeting. No notice of any adjourned meeting need be given. Every such meeting shall be held at a place designated by the Trustees. The failure to hold meetings shall not in any manner or degree impair or reduce the authority of the Trustees hereunder.

16. Miscellaneous.

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c) Notice.

(i) Unless otherwise in this Agreement specifically provided, any notice to or communication with the holders of the voting trust certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid wrappers (registered mail) addressed to such holders at their respective addresses appearing on the transfer books of the Trustee, and deposited in any post office or post office box, personally delivered with evidence of receipt or submitted to an overnight delivery service such as Federal Express or similarly recognized service and so addressed. The addresses of the holders of voting trust certificates, as shown on the transfer books of the Trustees, shall in all cases be deemed to be the addresses of voting trust certificate holders for all purposes under this Agreement, without regard to what other or different addresses the Trustees may have for any voting trust certificate holder on any other books or records of the Trustee. Every notice so given shall be effective, whether or not received; and the date of mailing shall be the date such notice is deemed given for all purposes.

(ii) Any notice of the Company hereunder shall be sufficient if enclosed in a postpaid wrapper and sent by registered mail, personally delivered with evidence of receipt, or submitted to Federal Express or similarly recognized service, to the Company addressed as follows:

ICT Group, Inc.

100 Brandywine Boulevard

Newtown, PA 18940

(iii) Except as otherwise provided herein, any notice to the Trustees hereunder may be enclosed in a postpaid wrapper and sent by registered mail, personally delivered with evidence of receipt, or submitted to Federal Express or similarly recognized service, to the Trustees, addressed to them at such addresses as may from time to time be furnished in writing to the Company by the Trustees, and if no such address has been so furnished by the Trustees, then to the Trustees in care of the Company.

(iv) All distributions of cash, securities, or other property hereunder by the Trustees to the holders of voting trust certificates may be made, in the discretion of the Trustees, by mail (regular or registered mail, as the Trustees may deem advisable), in the same manner as hereinabove provided for the giving of notices to the holders of voting trust certificates.

(d) Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, including future holders of voting trust certificates, and their respective heirs, personal representatives, successors and assigns. No party may sell, assign, transfer or encumber such party’s rights or obligations under this Agreement, the voting trust certificates or the shares represented thereby, without the prior written consent of the other parties hereto, except to the extent expressly permitted in this Agreement or the Shareholders’ Agreement. Neither the death, disability nor incapacity of a holder of voting trust certificates shall in any way remove the shares from being held by the Trustees under this Agreement.

(e) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein provided. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(g) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this agreement and shall not affect its interpretation.

(h) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period (including the effective date of a notice or other communication given hereunder) falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(j) Counterparts. This Agreement may be executed in one or more counterparts all of which together shall constitute a single instrument.

IN WITNESS WHEREOF JBrennan and DBrennan, as Trustees and Shareholders, and the Company have signed and sealed this Amended and Restated Voting Trust Agreement.

Attest:		ICT GROUP, INC.

[illegible]	By:	/s/ John J. Brennan
, Secretary		John J. Brennan Chairman, President and Chief Executive Officer
Witness:

[illegible]		/s/ John J. Brennan	(SEAL)
John J. Brennan Trustee and Shareholder

		/s/ Donald D. Brennan	(SEAL)
Donald D. Brennan Trustee and Shareholder

EXHIBIT A

“No. VT-

                     Shares

ICT Group, Inc.

A Pennsylvania Corporation

Voting Trust Certificate for Capital Stock

This certifies that                      or registered assigns is entitled to all the benefits arising from the deposit with and transfer to the Trustees under the Amended and Restated Voting Trust Agreement hereinafter mentioned, of certificates for shares of the capital stock of ICT Group, Inc, a Pennsylvania corporation (hereinafter called the “Company”), as provided in such Amended and Restated Voting Trust Agreement and subject to the terms thereof and to the Amended and Restated Shareholders’ Agreement dated as of October 16, 2000. The registered holder hereof, or assigns, is entitled to receive payment, in the manner set forth in the Amended and Restated Voting Trust Agreement, equal to the amount of dividends, if any, received by the Trustees upon the number of shares of capital stock of the Company in respect of which this certificate is issued; provided, however, except to the extent provided above, that any dividends received by the Trustees in common or other stock of the Company having general voting powers shall be held by the Trustees under the Amended and Restated Voting Trust Agreement and shall be represented by voting trust certificates issued in form similar hereto. Until the Trustees shall have delivered the shares of stock held under such Amended and Restated Voting Trust Agreement to the holders of the trust certificates, or to the Company, as specified in such Amended and Restated Voting Trust Agreement, the Trustees shall possess and shall be entitled to exercise all rights and powers of an absolute owner of such shares of stock, including the right to vote thereon for every purpose, and to execute consents in respect thereof for every purpose, it being expressly stipulated that no voting right passes to the owner hereof, or such owner’s assigns, under this certificate or any agreement, expressed or implied. This certificate is issued, received, and held under, and the rights of the owner hereof are subject to, the terms of an Amended and Restated Voting Trust Agreement dated as of April 1, 2004, between the Company and John J. Brennan and Donald P. Brennan, and such persons’ successors in trust, including any Limited Voting Trustee (the “Amended and Restated Voting Trust Agreement”), and certain Shareholders of the Company (copies of which Amended and Restated Voting Trust Agreement, and of every agreement amending or supplementing the same, are on file in the principal office of ,the Company, and shall be open to the inspection of any Shareholder of the Company, daily during business hours); to all the provisions of which Amended and Restated Voting Trust Agreement the holder of this certificate, and such holder’s heirs, personal representatives, successors and assigns, by acceptance hereof, assents and is bound as if such Amended and Restated Voting Trust Agreement had been signed by such person.

2

Subject to Sections 8, 9 and 12 of the Amended and Restated Voting Trust Agreement, in the event of the dissolution or total or partial liquidation of the Company, the moneys, securities or property received by the Trustees in respect of the shares of stock deposited under such Amended and Restated Voting Trust Agreement shall be distributed among the registered holders of trust certificates in proportion to their interests as shown on the books of the Trustees.

Except as otherwise provided in Sections 9 and 12 of the Amended and Restated Voting Trust Agreement, in the event that any dividend or distribution other than in cash or shares of common or other stock of the Company having general voting powers is received by the Trustees, the Trustees shall distribute the same ratably to the registered holders of voting trust certificates, on the date of such distribution, in accordance with the number of shares represented by their respective voting trust certificates.

Share certificates for the number of shares of capital stock then represented by this certificate, or the net proceeds in cash or property representing such shares, shall be due and deliverable hereunder upon the termination of such Amended and Restated Voting Trust Agreement as provided therein.

The Amended and Restated Voting Trust Agreement shall continue in full force and effect until December 31, 2080 (subject to extension as hereinafter set forth), unless terminated prior thereto in accordance with the provisions of the Amended and Restated Voting Trust Agreement. The Amended and Restated Voting Trust Agreement may be extended for successive ten-year periods or such shorter periods as the parties may agree, as provided in Section 12 of the Amended and Restated Voting Trust Agreement.

3

This certificate is transferable on the books of the Trustees at the office of the Company (or elsewhere as designated by the Trustees) by the holder hereof, either in person or by attorney duly authorized, in accordance with the rules established for that purpose by the Trustees and on surrender of this certificate properly endorsed, subject to compliance with all applicable state and federal securities laws. Title to this certificate when duly endorsed shall, to the extent permitted by law and the Shareholders’ Agreement, be transferable with the same effect as in the case of a negotiable instrument. Each holder hereof agrees that delivery of this certificate, duly endorsed by any holder hereof, shall vest title hereto and all rights hereunder in the transferee; provided, however, that the Trustees may treat the registered holder hereof, or when presented duly endorsed in blank the bearer hereof, as the absolute owner hereof, and of all rights and interests represented hereby, for all purposes whatsoever, and the Trustees shall not be bound or affected by any notice to the contrary, or by any notice of any trust, whether express or implied, or constructive, or of any charge or equity respecting the title or ownership of this certificate, or the share of stock represented hereby; provided, however, that no delivery of stock certificates hereunder, or the proceeds thereof, shall be made without surrender hereof properly endorsed. This certificate shall not be valid for any purpose until duly signed by the Trustees.

4

The word “Trustees” as used in this certificate means the Trustees (including any Limited Voting Trustee) or the successor Trustees acting under such Amended and Restated Voting Trust Agreement.

IN WITNESS WHEREOF, the Trustees have signed this certificate on                     , 20    .

John J. Brennan

Donald P. Brennan

5

(Form of Assignment):

For value received                      hereby assigns the within certificate, and all rights and interests represented thereby, to and appoints the Voting Trustees, as attorney to transfer this certificate on the books of the Trustees mentioned therein, with full power of substitution.

Dated:

                    (Seal)

In presence of:

____________________________

____________________________

Note: The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration, enlargement, or any change whatever. All endorsements, in the discretion of the Trustees, shall be guaranteed by a bank or trust company satisfactory to the Trustees.”

6